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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
              PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO.    )(1)
                                            ----



                      Charles River Associates Incorporated
          ---------------------------------------------------------------
                                (Name of Issuer)



                      Common Stock, no par value per share
          ---------------------------------------------------------------
                         (Title of Class of Securities)



                                   159852-10-2
          ---------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
          ---------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)


---------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 159852-10-2               13G            Page   2    of    6   Pages
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  1       NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          James C. Burrows
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *          (a) [ ]
                                                                      (b) [ ]

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  3       SEC USE ONLY

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  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
--------------------------------------------------------------------------------

  NUMBER OF         5    SOLE VOTING POWER
   SHARES                490,256
BENEFICIALLY        ------------------------------------------------------------
  OWNED BY
    EACH            6    SHARED VOTING POWER
 REPORTING               0
PERSON WITH         ------------------------------------------------------------

                    7    SOLE DISPOSITIVE POWER
                         490,256
                    ------------------------------------------------------------

                    8    SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          620,256 shares (See Note A)
--------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                 [ ]
--------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.4%
--------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON *

          IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!




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     ITEM 1(a).     NAME OF ISSUER:

                    Charles River Associates Incorporated

     ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    200 Clarendon Street, T-33
                    Boston, MA   02116-5092

     ITEM 2(a).     NAME OF PERSON FILING:

                    James C. Burrows

     ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    200 Clarendon Street, T-33
                    Boston, MA 02116-5092

     ITEM 2(c).     CITIZENSHIP:

                    U.S.A.

     ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

                    Common Stock, no par value per share

     ITEM 2(e).     CUSIP NUMBER:

                    159852-10-2

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: N/A.

                    (a)  [ ]  Broker or dealer registered under Section 15 of
                              the Exchange Act.

                    (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                              Act.


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                    (c)  [ ]  Insurance Company as defined in Section 3(a)(19)
                              of the Exchange Act.

                    (d)  [ ]  An investment company registered under Section 8 of the Investment Company Act.

                    (e)  [ ]  An investment adviser in accordance with Rule
                              13d-1(b)(1)(ii)(E).

                    (f)  [ ]  An employee benefit plan or endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F).

                    (g)  [ ]  A parent holding company or control person in
                              accordance with Rule 13d-1(b)(1)(ii)(G).

                    (h)  [ ]  A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act.

                    (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

                    (j)  [ ]  Group, in accordance with Rule 13d-1(b)(l)(ii)(J).

                    If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

     ITEM 4.        OWNERSHIP.

                    (a)       Amount beneficially owned: 620,256 shares
                              (See Note A)

                    (b)       Percent of class: 7.4%

                    (c)       Number of shares as to which such person has:

                    (i)       Sole power to vote or to direct the vote 490,256

                    (ii)      Shared power to vote or to direct the vote 0


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                    (iii)     Sole power to dispose or to direct the disposition
                              of 490,256

                    (iv) Shared power to dispose or to direct the disposition of 0

                    Note A: Includes 130,000 shares held by the James C. Burrows Qualified Annuity Trust - 1998 for the benefit of Dr. Burrows and certain members of his immediate family.

     ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    N/A

     ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON.

                    N/A

     ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                    N/A

     ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                    N/A

     ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                    N/A

     ITEM 10.       CERTIFICATIONS.

                    N/A


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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February 12, 1999
                                             -------------------------------
                                                         (Date)

                                                   /s/ James C. Burrows
                                             -------------------------------
                                                       (Signature)



                                                    James C. Burrows
                                             -------------------------------
                                                      (Name/Title)